UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2006

RESOURCE AMERICA, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-4408 Commission File Number)	72-0654145 (I.R.S. Employer Identification No.)

1845 Walnut Street, Suite 1000, Philadelphia, Pennsylvania (Address of principal executive offices)	19103 (Zip Code)

Registrant’s telephone number, including area code: (215) 546-5005

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

LEAF Financial Corporation and LEAF Funding, Inc. (together, the “Borrowers”), indirect subsidiaries of the Registrant, entered into a $150,000,000 revolving credit facility (the “New Credit Facility”) pursuant to a credit agreement, dated as of July 31, 2006 (the “Credit Agreement”), by and among the Borrowers, certain lenders and National City Bank, as agent for the lenders (the “Agent”). The Registrant and Resource Leasing, Inc., a subsidiary of the Registrant, guaranteed the New Credit Facility (the “Guaranty”) in an amount not to exceed 50% of the amount borrowed under the Credit Agreement, reducing in certain instances.

We describe the Credit Agreement and the Guaranty in Item 2.03 below, which is incorporated by reference as if fully set forth herein.

Item 1.02 Termination of a Material Definitive Agreement.

On July 31, 2006, the Borrowers used a portion of the proceeds from the New Credit Facility to pay in full, and thereby terminate, the following credit facilities that were existing on that date:

•	$75 million credit facility with National City Bank (the “National City Facility”); and
•	$15 million credit facility with Commerce Bank (the “Commerce Facility”).

The payoff amount under the National City Facility was $54,619,999.72. The payoff amount under the Commerce Facility was $6,775,425.16.

The Registrant had provided each of National City Bank and Commerce Bank a guaranty for 100% of the obligations of the Borrowers arising out of the National City Facility and the Commerce Facility. The Registrant’s obligations pursuant to these guaranties were terminated as a result of the termination of the National City Facility and the Commerce Facility.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 31, 2006, the Borrowers entered into the Credit Agreement and the Registrant delivered the Guaranty. The New Credit Facility permits the Borrowers to borrow up to $150 million and has a termination date of July 31, 2009. The Borrowers may elect that loans under the New Credit Facility accrue interest at either of the following interest rates:

•	The higher of (i) the base rate most recently established by the Agent, or (ii) the sum of the federal funds rate in effect on such day plus ½ of 1%; or
•	London Interbank Offered Rate (LIBOR), subject to adjustment for reserve requirements, plus 1.5%.

As more fully described in Item 1.02 above, and incorporated by reference as if fully set forth herein, the Borrowers repaid and terminated their existing facilities with National City Bank and Commerce Bank concurrent with the commencement of the New Credit Facility. As compared to the aggregate available borrowings pursuant to the National City Facility and the Commerce Facility, the New Credit Facility increases the Borrowers’ borrowing capacity by $60 million.

The Credit Agreement contains affirmative and negative covenants that restrict the Borrowers’ activities, including, among other things, restrictions on debt, liens, investments and asset dispositions. The Credit Agreement also contains mandatory prepayment events and customary events of default, including payment and covenant defaults, cross defaults relating to other indebtedness, and insolvency. The Agent may accelerate the maturity date of the New Credit Facility upon default.

The Guaranty guarantees up to an aggregate of 50% of the amount borrowed under the Credit Agreement, which if the Borrowers borrow the maximum amount under the Credit Agreement, is a guaranty by the Registrant of up to a maximum of $75 million. By comparison, the guaranties provided by the Registrant for the National City Facility and the Commerce Facility guaranteed up to a maximum of $90 million. The percentage amount guaranteed reduces to 25% if LEAF Financial Corporation’s adjusted net worth (which excludes intangible assets but includes indebtedness to affiliates) exceeds $20,000,000 and reduces to 0% if LEAF Financial Corporation’s adjusted net worth exceeds $25,000,000.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1

Credit Agreement dated July 31, 2006 by and among LEAF Financial Corporation, LEAF Funding, Inc., various financial institutions and other persons from time to time parties thereto, and National City Bank, as Agent

10.2	Guaranty and Suretyship Agreement by Registrant and Resource Leasing, Inc. in favor of National City Bank

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESOURCE AMERICA, INC.
	By:	/s/ Steven J. Kessler
	Name:	Steven J. Kessler
Date: August 4, 2006	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1

Credit Agreement dated July 31, 2006 by and among LEAF Financial Corporation, LEAF Funding, Inc., various financial institutions and other persons from time to time parties thereto, and National City Bank, as Agent

10.2	Guaranty and Suretyship Agreement by Registrant and Resource Leasing, Inc. in favor of National City Bank